CERTIFICATE OF TRUST OF
FRM DEFINED OUTCOME
This Certificate of Trust of FRM Defined Outcome, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is FRM Defined Outcome.

SECOND: The address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801, New Castle County.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

THIRD: The Trust formed hereby is, or will become prior to or within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH:  The Trust is formed effective as of November 2, 2020.

IN WITNESS WHEREOF, the undersigned, being sole trustee of FRM Defined Outcome, has duly executed this Certificate of Trust as of the  2nd  day of November, 2020.

This Certificate of Trust of FRM Defined Outcome, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

/s/ Adam Schenck
Adam Schenck, Trustee